                                                                 Exhibit 4.4(iv)

                                 LIMITED WAIVER

                                       AND

                                 THIRD AMENDMENT

                                       TO

                                CREDIT AGREEMENT


         This LIMITED WAIVER AND THIRD AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is dated as of October 29, 1999 and is by and among GLOBAL HEALTH SUB, INC., as Borrower, GLOBAL HEALTH SCIENCES, INC., as Parent Guarantor, the LENDERS party hereto, CITICORP USA, INC., as Administrative Agent, CITIBANK, N.A., as Issuing Bank, and BANK OF AMERICA, N.A. (formerly known as Bank of America NT&SA), as Documentation Agent.

                                    RECITALS

         1. The parties hereto have previously entered into that certain Credit Agreement dated as of April 23, 1998, as amended by that certain First Amendment to Credit Agreement dated as of December 4, 1998 (the "First Amendment") and that certain Second Amendment to Credit Agreement dated as of April 30, 1999 (the "Second Amendment") (as so amended, the "Credit Agreement").

         2. The Borrower has requested that the Lenders waive (i) for the period from and including June 30, 1999 to but not including October 29, 1999 (the "Waiver Period"), any Event of Default arising under Section 6.11, 6.12, 6.13,
6.14 or 6.15 of the Credit Agreement that would otherwise exist due to the Borrower's failure to comply with the provisions of such Sections, and (ii) certain other defaults as more fully set forth in Article II hereof, and the Lenders are willing to grant such waivers, all on the terms and conditions set forth herein.

         3. The Borrower has also requested that the Lenders agree to amendments to certain provisions of the Credit Agreement and the Lenders are willing to agree to such amendments, all on the terms and conditions set forth herein.

                                    AGREEMENT

                                       I.
                                   DEFINITIONS

         1.1. DEFINED TERMS. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

                                       II.
                           LIMITED WAIVER AND CONSENTS

         2.1. LIMITED WAIVER. Effective upon the Third Amendment Effective Date (as defined below), the Required Lenders hereby waive (i) for the duration of the Waiver Period (and only for such Waiver Period), any Event of Default or Specified Event of Default arising under Section 6.11, 6.12, 6.13, 6.14 or 6.15 for the period ending June 30, 1999, and (ii) any Event of Default arising from the Borrower's failure to comply with the provisions of the Loan Documents with respect to the formation of Herbalogix, Inc. and (iii) any prepayment of the loans or reduction of the Revolving Commitments required by Section 2.7(b) in connection with the sale of Herbalogix, Inc. (it being expressly understood and agreed that any prepayment, if any, at anytime required by Section 2.7(d) of the Credit Agreement with the proceeds of, or otherwise in connection with, such sale is not waived); PROVIDED, HOWEVER, that, notwithstanding such waivers, default interest, as provided pursuant to Section 2.11(c) of the Credit Agreement, shall be due and payable for the period from and including July 1, 1999 to but not including the Third Amendment Effective Date.

                                      III.
                                   AMENDMENTS

         3.1. AMENDMENTS TO CREDIT AGREEMENT. As of the Third Amendment Effective Date, the Credit Agreement shall be amended as follows:

                  3.1.1. SECTION 1.1.

                  (a) Section 1.1 of the Credit Agreement is hereby amended by adding thereto in appropriate alphabetical order the following defined terms:

                           "AMERICAN INGREDIENTS JOINT VENTURE" means a joint
                  venture between the Borrower or any of its Subsidiaries and Martin Bauer, Inc. or any of its Affiliates.

                           "AMERICAN INGREDIENTS LLC" means American Ingredients
                  LLC, a California limited liability company.

                           "AMERICAN INGREDIENTS OPERATING AGREEMENT" means the
                  Operating Agreement of American Ingredients LLC as the same may be amended, supplemented or otherwise modified from time to time.

                           "THIRD AMENDMENT EFFECTIVE DATE" means the date of
                  the effectiveness of the Limited Waiver and Third Amendment to Credit Agreement dated as of October 29, 1999 by and among the Borrower, Parent Guarantor, the Lenders signatory thereto, the Administrative Agent, the Issuing Bank and the Documentation Agent."

                  (b) Section 1.1 of the Credit Agreement is hereby further amended by amending and restating the following defined term in its entirety:

                           "MATURITY DATE" means January 31, 2001."

                  (c) The definition of "Net Cash Proceeds" set forth in Section
         1.1 of the Credit Agreement is hereby amended by inserting immediately following the words "in accordance with Section 6.7" appearing in the fourth and fifth lines of such definition, the following:

                  "and except for capital contributions in respect of any EBITDA Shortfall Amount (as defined in Section 6.13)"

                  (d) Section 1.1 of the Credit Agreement is hereby further amended by amending and restating the following defined term in its entirety:

                           "Applicable ABR Margin" and "Applicable Eurodollar
                  Margin" mean, for any day with respect to any ABR Loan or any Eurodollar Loan, respectively, the applicable rate per annum set forth below under the caption "ABR Spread" or "Eurodollar Spread," respectively, based upon the Total Leverage Ratio as of the most recent determination date:

============================================== =========================== ===========================
          TOTAL LEVERAGE RATIO:                    ABR SPREAD (P.A.)        EURODOLLAR SPREAD (P.A.)
============================================== =========================== ===========================
                 LEVEL I                                 2.00%                        3.25%
        Greater than 5.00 to 1.00
---------------------------------------------- --------------------------- ---------------------------
                 LEVEL II
Greater than 4.50 to 1.00 but less than or               1.50%                        2.75%
                 equal to
               5.00 to 1.00
---------------------------------------------- --------------------------- ---------------------------
                LEVEL III
Greater than 3.50 to 1.00 but less than or               1.25%                        2.50%
                 equal to
               4.50 to 1.00
---------------------------------------------- --------------------------- ---------------------------
                 LEVEL IV
Greater than 2.50 to 1.00 but less than or               1.00%                        2.25%
                 equal to
               3.50 to 1.00
---------------------------------------------- --------------------------- ---------------------------
                 LEVEL V
          Less than or equal to                          0.75%                        2.00%
               2.50 to 1.00
============================================== =========================== ===========================

         For purposes of the foregoing, (a) the Total Leverage Ratio shall be determined as of the last day of each fiscal quarter in the Borrower's fiscal year based upon its consolidated financial statements delivered pursuant to Section 5.1(a) or 5.1(b) (and the Compliance Certificate delivered in connection therewith) and (b) each change in the Applicable ABR Margin or Applicable Eurodollar Margin resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the third Business Day after the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Total Leverage Ratio shall be deemed to be in Level I (i) at any time that an Event of Default has occurred and is continuing or (ii) if the Borrower fails to deliver the consolidated financial statements and the Compliance Certificate required to be delivered by it pursuant to
         Section 5.1(a) or 5.1(b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements and Compliance Certificate are delivered and, provided further that the levels set forth in this definition shall not constitute a waiver of any Default under any other provision of the Credit Agreement or any other Loan Document (including, without limitation, Section 6.12). Any provision hereof to the contrary notwithstanding, the Applicable ABR Margin shall be increased at each level set forth above by (i) 200 basis points on October 1, 2000, and (ii) by an additional 100 basis points on the first day of each calendar month thereafter."

                  3.1.2. SECTION 2.6. Section 2.6(h) of the Credit Agreement is amended and restated in its entirety to read as follows:

                           "(h) Any provision hereof to the contrary
                  notwithstanding, from and after the Third Amendment Effective Date, (i) no Borrowing may be made, converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto."

                  3.1.3. SECTION 2.7. Section 2.7 of the Credit Agreement is hereby amended by adding thereto new Section 2.7(i) to read as follows:

                           "(i) The Revolving Commitments shall be permanently
                  and automatically reduced by $34,000,000 on the Third Amendment Effective Date."

                  3.1.4. SECTION 2.10. Section 2.10 of the Credit Agreement is hereby amended by adding thereto a new clause (e) to read as follows:

                           (e) On September 30, 2000, the Borrower shall pay to
                  the Administrative Agent, in immediately available funds for the account of each Lender, a deferred restructuring fee, in consideration of the waivers and amendments granted pursuant to the Third Amendment dated as of October 29, 1999, equal to
                  1.0 percent of (i) such Lender's Revolving Commitment in effect on such date or, (ii) if the Revolving Commitments have been terminated, the aggregate principal amount of the Loans owing to such Lender on such date PLUS such Lender's LC Exposure at such time.

         3.1.5. ARTICLE V. Article V of the Credit Agreement is hereby amended by adding thereto a new Section 5.17 to read as follows:

                  "Section 5.17 AMERICAN INGREDIENTS LLC. In the event the Borrower or any of its Subsidiaries shall enter into the American Ingredients Joint Venture, the Borrower shall (i) cause the terms of the American Ingredients Operating Agreement to be satisfactory to the Administrative Agent and the Required Lenders and (ii) cause American Ingredients LLC promptly to distribute all available cash in accordance with the provisions of the American Ingredients Operating Agreement and to limit amounts maintained as reserves to the minimum amount determined to be reasonable by the managing board or similar body of the American Ingredients Joint Venture. The Borrower shall at all times maintain membership interests in American Ingredients LLC sufficient to maintain at least a 50% ownership percentage of American Ingredients LLC."

         3.1.6. SECTION 6.4. Section 6.4(b) of the Credit Agreement is amended and restated in its entirety to read as follows: "(b) prior to the Third Amendment Effective Date, Permitted Acquisitions;".

         3.1.7. SECTIONS 6.11 THROUGH 6.15. Sections 6.11 through and including
Section 6.15 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

                  "Section 6.11 CAPITAL EXPENDITURES. The Borrower and Holdings will not make any Capital Expenditures except (a) Permitted Acquisitions and (b) other Capital Expenditures made by the Borrower or a Borrower Subsidiary in an amount which, in the aggregate for all such other Capital Expenditures made by the Borrower and the Borrower Subsidiaries, does not (i) for the period of four fiscal quarters ending as of the end of the third fiscal quarter of 1999, exceed $13,500,000, (ii) for the period of four fiscal quarters ending as of the end of the fourth fiscal quarter of 1999, exceed $16,000,000, (iii) for the period of four fiscal quarters ending as of the end of the first fiscal quarter of 2000, exceed $11,000,000, or (iv) in any period of four fiscal quarters ending on the last day of any fiscal quarter, commencing with the fiscal quarter ending March 30, 2000, exceed $7,000,000.

                  Section 6.12 PRO FORMA LEVERAGE RATIO. Each of the Borrower and Holdings will not permit the Pro Forma Leverage Ratio to exceed, as of the last day of any fiscal quarter ending during any period set forth below, the ratio set forth opposite such period:

                   PERIOD                             TOTAL LEVERAGE RATIO

          Third fiscal quarter 1999                       5.50 to 1.0
          Fourth fiscal quarter 1999                      5.30 to 1.0
          First fiscal quarter 2000                       5.00 to 1.0
          Second fiscal quarter 2000                      4.70 to 1.0
          Third fiscal quarter 2000                       4.40 to 1.0
          Fourth fiscal quarter 2000                      4.30 to 1.0

                  Section 6.13 CONSOLIDATED EBITDA. The Borrower and Holdings will not permit Consolidated EBITDA for any period of four fiscal quarters ending as of the last day of any fiscal quarter ending during any period set forth below to be less than the amount set forth opposite such period:


                                                          MINIMUM CONSOLIDATED
                   PERIOD                                         EBITDA

          Third fiscal quarter 1999                            42,000,000
          Fourth fiscal quarter 1999                           45,000,000
          First fiscal quarter 2000                            48,000,000
          Second fiscal quarter 2000                           51,000,000
          Third fiscal quarter 2000                            51,000,000
          Fourth fiscal quarter 2000                           53,000,000

         PROVIDED, HOWEVER, that in the event the amount set forth above for any period exceeds the actual amount of Consolidated EBITDA for such period (the amount of any such excess being referred to herein as the "EBITDA SHORTFALL AMOUNT"), the Borrower will be in compliance with this
         Section 6.13 if within five (5) Business Days after determination by the Borrower of such EBITDA Shortfall Amount (and in any event not later than the date on which financial statements with respect to such period are required to be delivered pursuant to Section 5.1(a) or (b), as applicable), the Borrower provides evidence satisfactory to the Administrative Agent and the Required Lenders that the Borrower has received a cash capital contribution in respect of the Borrower's common stock in an amount at least equal to such EBITDA Shortfall Amount, whereupon, for the purposes hereof, the amount of any such capital contribution shall be included in the calculation of Consolidated EBITDA for the applicable period.

                  Section 6.14 CASH INTEREST COVERAGE RATIO. The Borrower and Holdings will not permit the Cash Interest Coverage Ratio, determined as of the last day of any fiscal quarter ending during any period set forth below, to be less than the ratio set forth opposite such period below:

                             PERIOD                           MINIMUM RATIO

       Third fiscal quarter 1999                               1.50 to 1.0
       Fourth fiscal quarter 1999                              1.60 to 1.0
       First fiscal quarter 2000 to and including third        1.70 to 1.0
       fiscal quarter 2000
       Fourth fiscal quarter 2000                              1.80 to 1.0


                  Section 6.15 FIXED CHARGE COVERAGE RATIO. The Borrower and Holdings will not permit the Fixed Charge Coverage Ratio, determined as of the last day of any fiscal quarter ending during any period set forth below, to be less than the ratio set forth opposite such period:


                             PERIOD                           MINIMUM RATIO

       Third fiscal quarter 1999                                .90 to 1.0
       Fourth fiscal quarter 1999                               .90 to 1.0

       First fiscal quarter 2000                                .90 to 1.0
       Second fiscal quarter 2000                               1.0 to 1.0
       Third fiscal quarter 2000                               1.10 to 1.0
       Fourth fiscal quarter 2000                              1.10 to 1.0"

         3.1.8. ARTICLE VI. Article VI is further amended by adding thereto a new Section 6.17 to read as follows:

                  "Section 6.17 AMERICAN INGREDIENTS LLC. In the event the Borrower or any of its Subsidiaries shall enter into the American Ingredients Joint Venture, each of the Borrower and Holdings will not, and will not permit any Subsidiary or American Ingredients LLC to, amend, modify or waive any of its rights, in each case in any way that could be adverse to Holdings, the Borrower, their respective Subsidiaries, or the Administrative Agent, the Issuing Bank or any Lender, under the American Ingredients Operating Agreement, except changes in such agreement that do not relate to or affect any of the Transactions and are implemented after 30 days prior written notice to the Administrative Agent and the Lenders, unless within such 30-day period the Borrower is advised by

         Required Lenders that, in the opinion of Required Lenders, such change would be adverse to the interests of the Lenders."

                                       IV.
                         REPRESENTATIONS AND WARRANTIES

         4.1. REPRESENTATIONS AND WARRANTIES. Each of the Borrower and the Parent Guarantor hereby represents and warrants to the Administrative Agent, the Lenders and the Issuing Bank as follows:

                  4.1.1. Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full power and authority to carry on its business as now conducted and to enter into and perform its obligations under this Amendment (and the Credit Agreement as modified hereby) and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

                  4.1.2. Such party has taken all necessary action to authorize the execution, delivery and performance of this Amendment (and the Credit Agreement as modified hereby).

                  4.1.3. This Amendment has been duly executed and delivered by such party and each of this Amendment and the Credit Agreement as modified hereby constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  4.1.4. The execution, delivery and performance by each member of the Holdings Group of this Amendment (or the consent hereto, as applicable) (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any member of the Holdings Group or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any member of the Holdings Group or its assets, or give rise to a right thereunder to require any payment to be made by any member of the Holdings Group, and (d) will not result in the creation or imposition of any Lien on any asset of any member of the Holdings Group, except Liens created under the Loan Documents.

                  4.1.5. After giving effect to this Amendment, no event has occurred and is continuing, or would result from the execution and delivery of this Amendment that would constitute a Default.

                  4.1.6 All of the capital stock of Herbalogix, Inc. has been sold to Richard Marconi in compliance with all applicable provisions of the Credit Agreement and the Senior Note Indenture and the Borrower has received from Richard Marconi in respect thereof cash reimbursement in an amount at least equal to the aggregate amount invested by Holdings, the Borrower and the Borrower Subsidiaries in Herbalogix, Inc.

                  4.1.7. Each of the representations and warranties contained in this Amendment and the Credit Agreement as modified hereby is true, correct and complete as if set forth in full herein and made on the date this Amendment becomes effective, except to the extent that any such representation and warranty specifically relates to an earlier date, in which case it was true, correct and complete as of such earlier date.

                                       V.
                           CONDITIONS TO EFFECTIVENESS

         The waivers, consents and amendments effected hereby shall not become effective until the date (the "Third Amendment Effective Date") on which the following conditions precedent are satisfied or waived in writing by the Required Lenders:

                  5.1.1. EXECUTION. (i) Parent Guarantor, the Borrower, the Administrative Agent, the Issuing Bank and the Required Lenders shall have executed and delivered this Amendment to the Administrative Agent, and (ii) each other Guarantor shall have executed and delivered the Consent attached hereto to the Administrative Agent.

                  5.1.2. HERBALOGIX, INC. The Borrower shall have certified to the Administrative Agent that Holdings is in compliance with the provisions of, and no Default (as defined in the Senior Note Indenture) exists under, the Senior Note Indenture (including, without limitation, Section 4.18 thereof) with respect to the formation, existence and sale of Herbalogix, Inc.

                  5.1.3. CERTAIN FINANCIAL STATEMENTS. The Administrative Agent and the lenders shall have received, at least one Business Day prior to the Third Amendment Effective Date, the financial statements and reports required by Section 5.1(b) of the Credit Agreement (and the Compliance Certificate relating thereto) for the period ended September 30, 1999 demonstrating compliance for such period (and the period of four fiscal quarter ended as of such date, as applicable) with Sections 6.11, 6.12, 6.13, 6.14 and 6.15 after giving effect to the amendments to such Sections set forth herein.

                  5.1.4. PAYMENT OF DEFAULT INTEREST, FEES AND EXPENSES. The Borrower shall have paid in full all default interest as set forth in
         Section 2.1 hereof and all fees and expenses for which it has been billed of (i) Crossroads, LLC, (ii) the Administrative Agent and each Lender, (iii) counsel to the Administrative Agent (including the allocated costs of internal counsel), and (iv) counsel to each Lender (including the allocated costs of internal counsel).

                  5.1.5. AMENDMENT FEE. The Borrower shall have paid to the Administrative Agent for the account of each Lender executing this Amendment on or prior to October 29, 1999, a non-refundable amendment fee in the amount of 0.125% of each such Lender's Revolving Commitment as in effect immediately after giving effect to the reduction in the Revolving Commitments pursuant to Section 2.7(i) of the Credit Agreement (as amended hereby).

                                       VI.
                                  MISCELLANEOUS

         6.1. NO WAIVER. Except as expressly set forth herein, nothing contained herein or in any other instrument or document executed in connection herewith, nor any action taken by the Administrative Agent, the Issuing Bank or any Lender, or any party hereto or any party consenting hereto in connection with this Amendment or any other action contemplated hereby or thereby shall in any event be construed or deemed to constitute a waiver of any past, present or future Default or Event of Default, or a waiver or an estoppel of any cause of action the Administrative Agent, the Issuing Bank or any Lender, or any party hereto or any party consenting hereto may have against any other party for any reason whatsoever.

         6.2. FULL FORCE AND EFFECT. Except as specifically modified by this Amendment, all of the terms and provisions of the Credit Agreement, each other Loan Document and each of the documents referred to therein or delivered in connection therewith shall remain in full force and effect. The waivers set forth herein shall be limited precisely as written and shall not be deemed (a) except as expressly set forth herein, to be a consent to any modification or waiver of other terms or conditions of the Credit Agreement, any other Loan Document or any of the documents referred to therein or delivered in connection therewith or (b) to prejudice any right, remedy, power or privilege which any party hereto or any party consenting hereto now has or may have in the future under or in connection with the Credit Agreement, any other Loan Document or any of the documents referred to therein or delivered in connection therewith. The term "Agreement" as used in the Credit Agreement, the other Loan Documents and all other related documents shall mean the Credit Agreement as modified hereby. Without limiting the generality of the foregoing, the Security Documents and all of the Collateral described therein do and shall, to the extent set forth therein, continue to secure the payment of all obligations and liabilities of the Borrower under the Credit Agreement and/or any of the other Loan Documents, in each case as amended hereby.

         6.3 GENERAL RELEASE OF CLAIMS.

         (a) The Borrower represents and agrees that it has diligently and thoroughly investigated the existence of any Claim (as defined below), and to its knowledge and belief, no Claim exists and no facts exist that could give rise to or support a Claim.

         (b) As additional consideration for entering into this Amendment and as consideration for the waivers and amendments set forth herein, Holdings, the Borrower and each Guarantor and each of their respective agents, employees, directors, officers, attorneys, affiliates, subsidiaries, successors and assigns (individually a "Releasing Party," and collectively the "Releasing Parties") hereby releases and forever discharges each of the Administrative Agent, the Documentation Agent, the Arranger, the Issuing Bank and each Lender and all of their respective agents, direct and indirect shareholders, employees, directors, officers, attorneys, branches, affiliates, subsidiaries, successors and assigns (individually, a "Released Party," and collectively, the

"Released Parties") of and from all damage, loss, claims, demands, liabilities, obligations (except for any such obligations hereafter arising pursuant to the terms of the Loan Documents, as amended to date), actions and causes of action whatsoever (collectively "Claims") that the Releasing Parties or any of them may, as of the date hereof, have or claim to have against each or any of the Released Parties, in each case whether presently known or unknown or with respect to which the facts are known (or should have been known) that could give rise to or support a Claim and of every nature and extent whatsoever on account of or in any way relating to, arising out of or based upon any Loan Document or this Amendment (including the foregoing Section 6.3(a)) or the negotiation or documentation hereof or the amendments under the Loan Documents effected by this Amendment or the transactions contemplated by the Loan Documents or hereby, or any action or omission in connection with any of the foregoing, including, without limitation, all such loss or damage of any kind heretofore sustained, or that may arise as a consequence of the dealings between the parties up to the date hereof in connection with or in any way related to any Loan Document or this Amendment. Each Releasing Party further covenants and agrees that it has not assigned heretofore, and will not hereafter sue any Released Party upon, any Claim released or purported to be released under this Section, and the Borrower will indemnify and hold harmless said Released Parties against any loss or liability on account of any actions brought by any Releasing Party or its assigns or prosecuted on behalf of any Releasing Party and relating to any Claim released or purported to be released under this Section. It is further understood and agreed that any and all rights under the provisions of Section 1542 of the California Civil Code are expressly waived by each of the Releasing Parties. Section 1542 provides as follows:

         "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

         6.4. EXPENSES. Without limiting any provision of the Amendment or
Section 9.3 of the Credit Agreement, each of the Borrower and Holdings jointly and severally agrees to pay promptly all reasonable costs and expenses of the Administrative Agent and the reasonable costs and expenses of the Administrative Agent's legal counsel and each Lender's legal counsel in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and the transactions contemplated hereby.

         6.5. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. The provisions of Sections 9.9(b)-(d) and 9.10 of the Credit Agreement shall apply hereto.

         6.6. SEVERABILITY. The illegality or unenforceability of any provision of this Amendment, the Credit Agreement (as modified hereby) or any other document or any other instrument or agreement required hereunder or thereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Amendment, the Credit Agreement (as modified hereby) or such other document or any other instrument or agreement required hereunder or thereunder.

         6.7. HEADINGS. Article and Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment (or the Credit Agreement as modified hereby).

         6.8. COUNTERPARTS. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which, when so executed shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

                                   GLOBAL HEALTH SUB, INC.,
                                   as Borrower



                                   By:
                                       ----------------------------------------
                                   Name:
                                   Title:


                                   GLOBAL HEALTH SCIENCES, INC.,
                                   as Parent Guarantor



                                   By:
                                       ----------------------------------------
                                   Name:
                                   Title:


                                   CITICORP USA, INC.,
                                   as Administrative Agent



                                   By:
                                       ----------------------------------------
                                   Name:
                                   Title:


                                   CITIBANK, N.A.,
                                   as Issuing Bank



                                   By:
                                       ----------------------------------------
                                   Name:
                                   Title:

                                   BANK OF AMERICA, N.A,
                                   as Documentation Agent



                                   By:
                                       ----------------------------------------
                                   Name:
                                   Title:

                                   CITICORP USA, INC.,
                                   as Lender



                                   By:
                                       ----------------------------------------
                                   Name:
                                   Title:

                                   BANK OF AMERICA, N.A.,
                                   as Lender



                                   By:
                                       ----------------------------------------
                                   Name:
                                   Title:

                                   SANWA BANK CALIFORNIA,
                                   as Lender



                                   By:
                                       ----------------------------------------
                                   Name:
                                   Title:

                                   WELLS FARGO BANK, N.A.,
                                   as Lender



                                   By:
                                       ----------------------------------------
                                   Name:
                                   Title:

                                   DRESDNER BANK AG,
                                   New York and Grand Cayman Branches,
                                   as Lender



                                   By:
                                       ----------------------------------------
                                   Name:
                                   Title:



                                   By:
                                       ----------------------------------------
                                   Name:
                                   Title:

                                     CONSENT
                          DATED AS OF OCTOBER 29, 1999


         The undersigned, as Subsidiary Guarantors under the "Guarantee Agreement" and as Subsidiary Grantors under the "Pledge and Security Agreement" (as such terms are defined in and under the Credit Agreement referred to in the foregoing Limited Waiver and Third Amendment to Credit Agreement (the "Amendment")), each hereby consents and agrees to the foregoing Amendment and hereby confirms and agrees that (i) the Guarantee Agreement and the Pledge and Security Agreement are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects except that, upon the effectiveness of, and on and after the date of, said Amendment, each reference in the Guarantee Agreement and the Pledge and Security Agreement to the "Credit Agreement", "thereunder", "thereof" and words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified by said Amendment, and (ii) the Pledge and Security Agreement and all of the Collateral described therein do, and shall continue to, secure the payment of all of the Secured Obligations as defined in the Pledge and Security Agreement.


                                   D&F INDUSTRIES, INC.
                                   RAVEN INDUSTRIES, INC.
                                   DYNAMIC PRODUCTS, INC.
                                   WEST COAST SALES
                                   AMERICAN INGREDIENTS, INC.


                                   By:
                                       ----------------------------------------
                                   Name:
                                   Title:




                                      S-1